Exhibit Index

              Exhibit No. Description Press Release

99.1 September 13, 2005

Exhibit 99.1

EPICUS COMMUNICATION GROUP, INC., INC. , 2005 Forecasts Revenue Reduction

September 13, 2005
West Palm Beach, Florida

Epicus Communication Group, Inc., Inc., (Epicus), (NASDAQ/BB:
EPUCQ) and its only active subsidiary, Epicus, Inc., have been operating under the protection of Chapter 11 of the US Bankruptcy Code since October 25, 2004. Their Plan of Reorganization and the accompanying Disclosure Statements were filed with the Bankruptcy Court on August 9, 2005. Epicus, Inc., is a CLEC based in Orlando, Florida and generates its income from the
reselling of telecommunication services.   The primary
geographical marketing and service area of Epicus has been in the following eight states of the BellSouth service area: Alabama, Florida, Georgia, Kentucky, Mississippi, North and South Carolina and Tennessee. As part of its Plan of Reorganization Epicus submitted an income forecast through December 2006. These forecasts were estimates based on our customer base prior to Hurricane Katrina.

Hurricane Katrina, which swept across the Gulf Coast States on Monday, has had a negative effect on our business. Approximately 25-30% of our customer base is located in the hurricane impact
area.   It is not yet possible to determine the exact effect
Katrina will have on our business. However, in order to allow for that negative impact on our near term income, and until more definite information becomes available, Epicus has assumed that its revenues will have a drop of approximately 20% for the first two months post Katrina. After that we believe there will be a slow recovery process as service is restored and we regain some of our old customers and add new ones. Epicus is also changing the geographic concentration of our new marketing effort to areas that were not affected by Katrina. We believe these steps will enable us to recover our lost revenues.

Epicus Communication Group, Inc., Inc. is not insured for the loss of business due to "Acts of God".


Forward-Looking Statements
--------------------------

All statements other than historical facts contained in this news release, including statements regarding our future financial position, business policy and plans and objectives of management for future operations, are forward-looking statements that are subject to material risks and uncertainties. The words "believe," "may," "could," "estimate," "continue," "anticipate," "intend," "expect" and similar expressions, as they relate to Epicus Communication Group, Inc., are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors which are discussed in Epicus Communication Group, Inc., Inc. filings with the Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, uncertainties relating to economic conditions, growth and expansion risks, consumer spending patterns, competition within the industry, competition in our markets and the ability to anticipate and respond to fashion trends. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, Epicus Communication Group, Inc. does not undertake to publicly update any forward-looking statements in this news release or with respect to matters described herein, whether as a result of any new information, future events or otherwise.

For Additional Information Contact:
Tom Donaldson
Chief Operating Officer
Epicus Communication Group, Inc., Inc
(561) 688-0440
tdonaldson@epicus .com